UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2012

Your Event, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53164

Nevada	26-1375322
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1601 Pacific Coast Highway Suite 250, Hermosa Beach, CA	90254
(Address of principal executive offices)	(Zip Code)

310-698-0728

(Registrant’s telephone number, including area code)

Intex Bldg. 2F, 2-7-11 Nishi Gotanda, Shinagawa-Ward, Tokyo, Japan 141-0031

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 18, 2012, Your Event, Inc., a Nevada corporation (the "Registrant" or “the Company”) entered into a Consulting Agreement with Tsukamoto and Associates. This Consulting Agreement is for a period one (1) year, which can be extended for an additional year based on the written mutual consent of both the Company and Consultant. The Agreement provides that Tsukamoto and Associates, a Japanese based-company, make business introductions and provide consulting services to the Company. For their services Tsukamoto and Associates shall be entitled to thirty-five (35) percent of profits after tax for the business generated by the Company as a result of the consulting services provided. (See Exhibit 10.2.)

Related Party Transaction

This Consulting Agreement with Tsukamoto and Associates, was entered into by Kioko Tsukamoto. She is the daughter of June Tsukamoto, the newly appointed Chairperson of the Company. Since this is a considered an interested party transaction, under the Business Judgment Rule, June Tsukamoto abstained from voting. Therefore, in other to avoid any potential conflict of interest, this Consulting Agreement was approved by the majority shareholders and the Board of Directors. The vote consisted of the Company’s majority shareholders, who collectively own 74.5% of the issued and outstanding shares of the Company, and all of the remaining Board of Directors. Therefore, the Company’s Board of Directors and a majority of shareholders, who were disinterested parties to this transaction, approved that the Company enters into this Consulting Agreement. They made an independent business judgment decision that entering into this Consulting Agreement would be in the best interests of the Company.

Item 8.01 Other Events

The Company has moved its corporate headquarters from: Intex Bldg. 2F, 2-7-11 Nishi Gotanda, Shinagawa-Ward, Tokyo, Japan 141-0031 to 1601 Pacific Coast Highway Suite 250, Hermosa Beach, CA 90254.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Exhibit Description	Filed herewith	Form	Period Ending	Exhibit	Filing Date
10.2	Consulting Agreement between Your Event and Tsukamoto and Associates, dated October 22, 2012	X

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Your Event, Inc. Registrant

Date: October 23, 2012	/s/ Masatoshi Suga
Name: Masatoshi Suga
Title: Secretary and Director